Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ACQUIRES

W CHICAGO - CITY CENTER

Hotel will continue to be managed by Starwood under the W flag

ANNAPOLIS, MD, May 10, 2011 – Chesapeake Lodging Trust (NYSE: CHSP) announced today that it has acquired the 368-room W Chicago - City Center located in Chicago, Illinois for a purchase price of $128.8 million, or approximately $350,000 per key, from Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT). The Company funded the acquisition with proceeds from its recent equity offering and a borrowing under its revolving credit facility. The Company entered into a long-term management agreement with Starwood to continue operating the hotel under the W flag.

James L. Francis, Chesapeake’s Chief Executive Officer, stated, “W Chicago - City Center is an exceptional hotel combining the chic style of the W brand with a historic building within the financial district. It is a great addition to our growing portfolio of high-quality assets in CBD locations of major markets. RevPAR for the hotel year-to-date through April 2011 increased by an outstanding 19.4% over the same period in 2010. The hotel will continue to benefit from Starwood’s brand strength and management expertise, its recently completed comprehensive renovation and the continued strong performance of the Chicago lodging market.” RevPAR is defined as room revenue per available room.

W Chicago - City Center, located at 172 West Adams Street, is a full-service, luxury property with modern guestrooms and suites, more than 12,000 square feet of meeting and function space, a SWEAT state-of-the-art fitness center, and the recently renovated and repositioned IPO restaurant. The 22-story building is strategically located in the West Loop, in the center of the financial district and nearby many of the city’s corporate businesses and the majority of the city’s Class A office inventory. The hotel is conveniently accessible to the Willis Tower (formerly Sears Tower), the Civic Opera House, the Magnificent Mile, the Millennium Park, and the premier Art Institute of Chicago. In addition, the building’s 21st and 22nd floors, which today are generally vacant, present the Company with an opportunity to create valuable new revenue generating spaces by adding additional guestrooms, suites, meeting or function space, or a spa in the future.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Company owns seven hotel properties with an aggregate of 2,192 rooms in four states. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.